UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On December 19, 2013, PPL Corporation ("PPL") announced that its four Western Power Distribution ("WPD") subsidiaries in the United Kingdom have agreed with the U.K. Department of Energy and Climate Change and the Office of Electric and Gas Markets to a reduction of £5 per residential customer of electricity distribution revenues that otherwise would have been collected in the regulatory year beginning April 1, 2014.  The terms of the agreement were consented to by the Office of Gas and Electricity Markets, the government regulator of electricity and downstream natural gas markets in Great Britain.  Full recovery of the revenue reduction, together with the associated carrying cost, will occur during the regulatory year beginning April 1, 2015 for three of the WPD subsidiaries.  Full recovery of the revenue reduction, with carrying costs, for the fourth subsidiary, WPD East Midlands plc, will occur over the eight year RIIO-ED1 regulatory period that will begin April 1, 2015.  PPL projects that, as a result of this change, 2014 earnings for its U.K. Regulated Segment will be adversely affected by approximately $0.04 per share and earnings for 2015 and 2016 will each be positively affected by approximately $0.01 and $0.02 per share, respectively.  PPL, however, expects no changes to the earnings ranges for such years previously disclosed on July 1 for its U.K. Regulated business segment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  December 19, 2013